Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Amendment”) is effective as of May 22, 2017 (the “Amendment Effective Date”) by and between CHEMOCENTRYX, INC., a Delaware corporation, having an address at 850 Maude Avenue, Mountain View, CA 94043, U.S. (“ChemoCentryx”), and VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD., a corporation organized under the laws of Switzerland, having an address at Rechenstrasse 37, CH-9014 St. Gallen, Switzerland (“VFMCRP”). ChemoCentryx and VFMCRP may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

A. ChemoCentryx and VFMCRP are parties to that certain Collaboration and License Agreement, dated May 9, 2016 (the “Agreement”), pursuant to which ChemoCentryx granted VFMCRP an exclusive license to commercialize ChemoCentryx’s proprietary C5aR inhibitor known as CCX168 in certain countries. The Agreement was originally entered into between Vifor (International) Ltd. (“VIT”) and ChemoCentryx and was subsequently assigned by VIT to VFMCRP.

B. On February 8, 2017, ChemoCentryx and Vifor (International) Ltd. (“Vifor”) entered into a letter agreement pursuant to which ChemoCentryx granted Vifor an exclusive license to commercialize CCX168 in all countries of the world (excluding the U.S. and China) that were not previously licensed to VFMCRP, and Vifor paid ChemoCentryx ten million United States dollars (US$10,000,000), equal to one-half of the total upfront payment for such rights. Such letter agreement is terminated concurrently with the Parties’ entry into this Amendment.

C. This Amendment, which includes an option to expand the territory licensed to VFMCRP to include China, and which is being entered into in accordance with Section 16.2 of the Agreement, provides for such territory expansion and payment therefor by VFMCRP in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, the Parties agree as follows:

1.	AMENDMENT OF THE AGREEMENT

The Parties hereby agree to amend the terms of the Agreement as provided below, effective as of the Amendment Effective Date. Except to the extent the Agreement is explicitly amended by this Amendment, the Agreement will remain in full force and effect in accordance with its terms. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings such terms are given in the Agreement.

1.1 All references in the Agreement to “VIT” are hereby amended to refer instead to “VFMCRP”.

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1.2 Section 1.85 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.85 “Major Market Countries” means France, Switzerland, Germany, Italy, Spain, the United Kingdom, Brazil, Japan, Canada, Mexico, South Korea and, if added to the VFMCRP Territory pursuant to Section 2.11, China.

1.3 Section 1.134 of the Agreement is hereby deleted and replaced in its entirety with the following:

1.134 “VFMCRP Territory” means (a) the world, excluding the U.S. and China, and (b) China, if China is added to the VFMCRP Territory pursuant to Section 2.11.

1.4 The following new definitions are hereby added to the end of Article 1 of the Agreement as new Sections 1.136, 1.137 and 1.138:

1.136 “China” means the People’s Republic of China, the Hong Kong Special Administrative Region of the People’s Republic of China and the Macao Special Administrative Region of the People’s Republic of China.

1.137 “China Agreement” has the meaning set forth in Section 2.11.

1.138 “China Agreement Revenue” means all amounts received by ChemoCentryx from a Third Party under a China Agreement, but specifically excluding: (a) amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate; (b) payments for research, development, or commercialization activities undertaken by ChemoCentryx or its Affiliate; (c) reimbursements for amounts paid or costs incurred by or on behalf of ChemoCentryx or its Affiliate, including patent prosecution, maintenance, enforcement or defense expenses; (d) amounts received as an extension of credit or loan or as a distribution of a patent enforcement award; or (e) payments for the supply of goods and/or services. Notwithstanding the foregoing, if an upfront payment under a China Agreement includes amounts received in consideration of the issuance of equity or debt securities of ChemoCentryx or its Affiliate, [***] will be included in China Agreement Revenue. [***]. In the event that ChemoCentryx grants rights to the Product along with a license to any proprietary technology or intellectual property related to products other than the Product, ChemoCentryx shall reasonably and in good faith allocate the amounts received among all technology licensed or sublicensed, and China Agreement Revenue shall include only the portion allocated to the Product. For clarity, China Agreement Revenue excludes amounts received by ChemoCentryx from a Third Party in connection with a sale of substantially all of the business or assets to which this Agreement relates.

1.5 The last sentence of Section 2.10(d) of the Agreement and Section 2.10(e) of the Agreement are hereby deleted.

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1.6 The following new Section 2.11 is hereby added to the Agreement:

2.11 China. ChemoCentryx shall notify VFMCRP within thirty (30) days after entering into a written agreement with a Third Party for development of the Product for Regulatory Approval in China (a “China Agreement”). If ChemoCentryx has not entered into a China Agreement by [***], then VFMCRP may elect to expand the VFMCRP Territory to include China by (a) delivering written notice of such expansion to ChemoCentryx and (b) paying ChemoCentryx a one-time, non-refundable, non-creditable payment of [***] United States dollars (US$[***]), in each case (a) and (b) within thirty (30) days after [***]. Upon ChemoCentryx’s receipt of such notice and payment during such thirty (30)-day period, the VFMCRP Territory will automatically be expanded to include China. If ChemoCentryx does not receive such notice and payment during such thirty (30)-day period, the VFMCRP Territory shall continue to exclude China.

1.7 The following new Section 8.5 is hereby added to the Agreement:

8.5 China Agreement Revenue. Within sixty (60) days after the end of each Calendar Quarter in which ChemoCentryx receives China Agreement Revenue, ChemoCentryx shall pay to VFMCRP an amount equal to [***] percent ([***]%) of all China Agreement Revenue received by ChemoCentryx during such Calendar Quarter.

1.8 Section 9.4 of the Agreement is hereby deleted and replaced in its entirety with the following:

9.4 Records; Audit. VFMCRP shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of the Product in sufficient detail to permit ChemoCentryx to confirm the accuracy of commercial milestone and royalty payments due hereunder. ChemoCentryx shall keep, and shall cause its Affiliates to keep, complete and accurate records pertaining to the China Agreement Revenue received by ChemoCentryx in sufficient detail to permit VFMCRP to confirm the accuracy of payments due under Section 8.5. Such records shall be kept for such period of time required by Applicable Laws, but in no case less than three (3) years following the end of the Calendar Quarter to which they pertain. Each Party shall have the right to have an independent, certified public accountant reasonably acceptable to the other Party audit such records of the other Party to confirm Net Sales, royalties, and other payments, in the case of VFMCRP as audited Party, and to confirm China Agreement Revenue, in the case of ChemoCentryx as audited Party, for a period covering not more than three (3) years following the Calendar Quarter to which they pertain. Such audits may be exercised only once for any period and no more than once per Calendar Year during normal business hours upon reasonable prior written notice to the audited Party. Any such auditor shall not disclose the audited Party’s confidential information to the auditing

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Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments by the audited Party under this Agreement. Any amounts shown to be owed but unpaid shall be paid within thirty (30) days after the accountant’s report, plus interest (as set forth in Section 9.5) from the original due date. Any overpayment by the audited Party revealed by an audit shall be credited against future payments owed by the audited Party to the other Party (and if no further payments are due, shall be refunded by the auditing Party at the request of the audited Party). The auditing Party shall bear the full cost of such audit unless such audit discloses an underpayment by the audited Party of more than five percent (5%) of the amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, the audited Party shall bear the cost of such audit.

2.	PAYMENTS

2.1 In consideration for the expansion of the VFMCRP Territory as set forth in this Amendment, VFMCRP shall make a non-refundable, non-creditable payment to ChemoCentryx of ten million United States dollars (US$10,000,000) on or before February 8, 2018; provided that if the Agreement is terminated prior to such date, such payment shall remain due and payable despite such termination, unless the Agreement is terminated by VFMCRP pursuant to Section 14.3 of the Agreement.

3.	MISCELLANEOUS

3.1 Full Force and Effect. This Amendment amends the terms of the Agreement and is deemed incorporated into the Agreement. The provisions of the Agreement, as amended by this Amendment, remain in full force and effect.

3.2 Entire Agreement. The Agreement, as amended by this Amendment constitute the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and any and all prior agreements with respect to the subject matter hereof, either written or oral, expressed or implied, are superseded hereby, merged and canceled, and are null and void and of no effect.

3.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which will be an original and all of which together will constitute one instrument.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

CHEMOCENTRYX, INC.		VIFOR FRESENIUS MEDICAL CARE RENAL PHARMA LTD.

By:	/s/ Thomas J. Schall, Ph.D.	By:	/s/ Stefan Schulze

Name:	Thomas J. Schall, Ph.D.	Name:	Stefan Schulze

Title:	Chief Executive Officer	Title:	CEO

By:	/s/ Chris Springer

Name:	Chris Springer

Title:	Deputy CEO

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